UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 18, 2007

INSIGHT HEALTH SERVICES HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-75984	04-3570028
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26250 Enterprise Court, Suite 100, Lake Forest, CA	92630
(Address of principal executive offices)	(Zip Code)

(949) 282-6000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure

InSight Health Services Holdings Corp. (the “Company,” “we,” “our,” and “us”) disclosed non-public information, including forward-looking statements, to certain holders (and advisors of certain holders) of the 9 7/8% senior subordinated notes due 2011 (the “Notes”) of InSight Health Services Corp., a wholly-owned subsidiary of the Company.  The disclosure was made pursuant to certain confidentiality agreements between the Company and such holders.  Certain of the confidentiality agreements expire on May 18, 2007.  As a result, the Company, through this Current Report on Form 8-K, is publicly disclosing the information previously provided to such holders, to comply with any applicable obligations under Regulation FD.

The following information includes “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital projects, financing needs, refinancing or restructuring of our indebtedness, plans or intentions relating to acquisitions and new fixed-site developments, competitive strengths and weaknesses, business strategy and the trends that we anticipate in the industry and economies in which we operate and other information that is not historical information. When used in the information below, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions at the time such disclosures were originally made. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but we can give no assurance that our expectations, beliefs and projections will be realized.  Historically, the Company’s internal financial projections have varied materially from the Company’s actual financial results, and there will likely be material variances for future periods.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements presented below including the following:  (1) our ability to successfully complete a capital restructuring in a timely manner; (2) our liquidity and substantial doubt regarding our ability to continue as a going concern; (3) overcapacity and competition in our markets; (4) reductions, limitations and delays in reimbursement by third-party payors; (5) contract renewals and financial stability of our customers; (6) conditions within the healthcare environment; (7) the potential for rapid and significant changes in technology and their effect on our operations; (8) operating, legal, governmental and regulatory risks; (9) economic, political and competitive forces affecting our business; and (10) our ability to successfully integrate acquisitions.

If any of these risks or uncertainties materializes, or if any of our underlying assumptions is incorrect, our actual results may differ significantly from the results that we express in or imply by any of our forward-looking statements.  The financial projections in this Form 8-K were prepared as of April 18, 2007, and have not been updated.  The Company does not intend to update these projections except to state that it anticipates that its future results may vary from such projections based upon, among other reasons, (i) the Company’s actual results for the fiscal quarter ended March 31, 2007 and (ii) the fact that its capital restructuring may be implemented through a prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code and an exchange offer as opposed to solely through an exchange offer.  We disclaim any intention or obligation to update or revise forward-looking statements to reflect future events or circumstances.

The information presented below also includes certain non-GAAP financial measures, such as EBITDA and Recurring EBITDA.  We define EBITDA as our earnings before interest, taxes, depreciation and amortization excluding impairment of goodwill and other intangible assets.  Such definition is consistent with how we have historically defined “Adjusted EBITDA”; however, the information disclosed to certain holders (and advisors of certain holders) used the term “EBITDA”, and as a result we have used that defined term in the information presented below.  We define Recurring EBITDA as EBITDA plus certain non-recurring charges such as severance charges related to head count reductions and the closure of certain fixed-site centers.  We believe that EBITDA and Recurring EBITDA are useful tools for us and our investors to measure our ability to meet debt service, capital project and working capital requirements. These measures should not be considered an alternative to, or more meaningful than, income from company operations or other traditional indicators of operating performance and cash flow from operating activities or other traditional indicators of liquidity, in each case determined in accordance with accounting principles generally accepted in the United States. Moreover, covenants in certain agreements that govern our material indebtedness contain ratios based on EBITDA. While EBITDA and Recurring EBITDA are used as measures of liquidity and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations.  Please see our reconciliation of net loss to EBITDA and Recurring EBITDA presented below.

The Company further notes that notwithstanding its good faith belief in the information presented below, the Company’s business faces many challenges. Some of these challenges are unique to the Company’s business, while other challenges are industry-wide. Moreover, during the eleven fiscal quarters ended March 31, 2007, the Company experienced a historical trend in declining EBITDA as compared to prior year periods.  The Company expects this negative trend in EBITDA will continue and will be exacerbated by the adverse effects of the Medicare reimbursement reductions with respect to PET and PET/CT rates and the Deficit Reduction Act of 2005, or DRA.

The Company has attempted to implement, and will continue to develop and implement, various cost reduction and revenue enhancing initiatives. For example, through certain head count reductions, elimination of open positions and savings on insurance premiums the Company estimates it may achieve annual savings of approximately $6.7 million to $8.6 million.  Moreover, the Company has identified certain technology, communication and billing opportunities that the Company estimates may result in approximately $1.5 million to $5.5 million in annual savings without taking into account the significant initial capital expenditures and implementation time that will be required to achieve such savings.  The $1.5 million to $5.5 million in annual savings is not reflected in the projections presented below.  Notwithstanding these initiatives, reversing the negative financial trend will be a significant challenge because of the continued overcapacity in the diagnostic imaging industry and reimbursement reductions by Medicare and other third-party payors.

The following chart presents the Company’s estimate, as of April 18, 2007, of certain financial results for the fourth fiscal quarter of the fiscal year ending June 30, 2007, and the fiscal year ending June 30, 2007.  The following chart includes the Company’s estimate of the impact of the DRA, but does not reflect the following, which may occur if the Company files a prepackaged plan of reorganization under chapter 11 of the bankruptcy code: (i) the Company’s subsidiaries’ loss (or retention on less favorable terms) of their existing employees, customers and partners, (ii) hindrances or delays in the Company’s subsidiaries’ ability to attract, hire or otherwise contract with potential employees, customers and partners, and (iii) the hindrance, delay, modification or termination of on-going negotiations for a long-term contract extension between one of the Company’s subsidiaries and a governmental entity.  The actual impact of the DRA on revenues and EBITDA may cause the actual results to differ from the following estimates.  The failure of one the Company’s subsidiaries to execute a long-term contract extension with a certain governmental entity would cause a significant reduction in our EBITDA and Recurring EBITDA.

	Fiscal Quarter Ending June 30, 2007	Fiscal Year Ending June 30, 2007
	(dollars in millions)
Revenues	$71.7	$288.3
EBITDA	16.4	63.3
Non-recurring charges(1)	0.0	1.1
Recurring EBITDA	$16.4	$64.4
Recurring EBITDA Margin	23%	22%

(1)            Non-recurring charges consist of certain charges such as severance related to head count reductions and the closure of certain fixed-site centers.

The following chart sets forth the Company’s estimate, as of April 18, 2007, of certain financial results for the fiscal years ending June 30, 2007, 2008, 2009 and 2010.  Except as otherwise noted below, the following chart is based on the assumption that holders of 95% of the Notes participate in the Company’s previously announced exchange offer.  It does not include (a) potential enhancements available to the Company due to cash savings on the elimination of the Notes, such as additional funds for core market initiatives, and additional cash flows to fund investment opportunities (e.g., equipment upgrades, acquisitions, and new center development), and (b) the negative impacts of the Company’s previously announced potential prepackaged plan of reorganization, including the negative impacts presented in clauses (i), (ii) and (iii) of the preceding paragraph.  The following chart also includes an assumption that, as a result of a slowdown in the rate of growth of new imaging capacity, during the fiscal years ending June 30, 2008, 2009 and 2010, (i) the Company’s fixed-site centers will experience on average an increase in their revenues of approximately 2.3%, 3.0% and 3.0%, respectively, and (ii) these increases in revenues at the Company’s fixed-site centers should result in an incremental increase in total revenues for the Company of $4.2 million, $5.3 million and $5.5 million, respectively.  Notwithstanding these estimated increases in incremental revenues because of the slowdown in the rate of growth of new imaging capacity, the Company estimates a decline in fixed-site revenues for fiscal year 2008 because of the DRA and other reimbursement reductions by third-party payors.

	Fiscal Years Ending June 30,
	2007	2008	2009	2010
	(dollars in millions)(1)(2)
Fixed-site revenues	$180.2	$176.5	$181.6	$188.5
Mobile revenues	108.1	111.8	113.0	113.8
Total revenues	288.3	288.3	294.6	302.3
Gross profit	89.4	89.8	93.7	96.2
EBITDA	63.3	62.7	65.1	66.4
Cash capital expenditures	(20.3)	(24.0)	(24.0)	(24.0)
Free cash flow before debt service	37.9	39.3	41.0	43.0
Free cash flow	(5.0)	2.5	6.0	8.6
Liquidity after the exchange offer(3)	34.9	37.3	43.3	52.0
Liquidity (if no exchange offer)(4)	17.7	1.3	0.0	0.0

(1)           The Company is in the process of preparing its operating plan and budget for fiscal year 2008.  As a result there may be differences between the final approved operating plan and budget for fiscal year 2008, and the amounts listed in the chart for 2008.  To the extent there are differences for fiscal year 2008, such differences would affect fiscal years 2009 and 2010 as well.

(2)           Some amounts do not add due to rounding.

(3)           Liquidity reflects the Company’s cash balance plus $25 remaining availability on a revolving credit facility (no availability block).

(4)           Liquidity reflects the Company’s cash balance plus $10 million remaining availability on a revolving credit facility ($25 million less $15 million availability block on existing revolving credit facility).

As noted in the chart above, the Company estimated, as of April 18, 2007, that cash capital expenditures will total approximately $20.3 million for the fiscal year ending June 30, 2007.  The Company estimates that during such fiscal year it will have capital projects through financing leases of approximately $21.5 million for a total $41.8 million in capital projects.  The Company had cash capital expenditures of $30.5 million and $30.9 million and capital projects through financing leases of $2.4 million and $8.8 million for the fiscal years ended June 30, 2005 and June 30, 2006, respectively.

The Company has historically reconciled EBITDA to net cash provided by operating activities; however, in connection with the preparation of the financial projections, the Company did not prepare statements of cash flows.  Accordingly, the following is the Company’s reconciliation of its net loss to EBITDA and Recurring EBITDA:

	Fiscal Quarter Ending	Fiscal Years Ending June 30,
	June 30, 2007	2007	2008	2009	2010
	(dollars in millions)(1),(2)
Net loss	$(4.3)	$(69.9)	$(15.9)	$(7.8)	$(1.2)
Impairment of goodwill	—	29.6	—	—	—
Provision for income taxes	0.1	0.6	0.6	0.6	0.6
Interest expense, net	7.9	46.9	31.4	31.4	30.8
Depreciation and amortization	12.7	56.1	46.6	40.9	36.1
EBITDA	16.4	63.3	62.7	65.1	66.4
Non-recurring charges(3)	—	1.1	—	—	—
Recurring EBITDA	$16.4	$64.4	$62.7	$65.1	$66.4

(1)           The Company is in the process of preparing its operating plan and budget for fiscal year 2008.  As a result there may be differences between the final approved operating plan and budget for fiscal year 2008, and the amounts listed in the chart for 2008.  To the extent there are differences for fiscal year 2008, such differences would affect fiscal years 2009 and 2010 as well.

(2)           Some amounts do not add due to rounding.

(3)           Non-recurring charges consist of certain charges such as severance related to head count reductions and the closure of certain fixed-site centers.

The information in this Form 8-K is being furnished to comply with any applicable obligations under Regulation FD, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and it is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InSight Health Services Holdings Corp.

May 18, 2007	By:	/s/ Brian G. Drazba
	Name:	Brian G. Drazba
	Title:	Senior Vice President and
Chief Accounting Officer